EXHIBIT 99.2

FOR IMMEDIATE RELEASE

PRB Energy, Inc. Listing Application for Additional Shares Approved by Amex

Denver, Colorado – February 2, 2007 – PRB Energy, Inc. (“PRB” or the “Company”) (AMEX:PRB) today announced that it has received approval from the American Stock Exchange (“Amex”) for the listing of 1,250,000 shares of common stock of the Company which were issued on December 26, 2006.  As a result, the Company believes it has regained compliance with applicable continued listing standards of the Amex.

PRB received a warning letter from the Amex on January 8, 2007, stating that PRB did not satisfy a rule for continued listing on the Amex.  The notice asserted that PRB failed to comply with Amex requirements by issuing shares of common stock without first obtaining Amex’s approval.  On January 5, 2007, previous to the receipt of the warning letter from Amex, PRB filed the additional listing application with the Amex relating to the shares issued on December 26, 2006.

Having commenced operations in January 2004, PRB Energy has evolved into an exploitation and gathering company with development activities in the Rocky Mountain States.  The Company is vertically integrated, combining upstream E&P as well as midstream gathering and processing.  This model increases PRB Energy’s access to and acquisition of high-potential development properties at attractive prices, delivers cost savings and provides additional revenue through the gathering of third-party gas.  Thus, the Company is able to focus on achieving growth while maintaining a steady cash flow stream for shareholders.

Company Contact:	or	Investor Relations Counsel
PRB Energy, Inc.		Cordon Partners, LLC
Robert W. Wright, Chairman and CEO		Harvey Goralnick
(303) 308-1330		(212) 755-4884
investors@prbenergy.com		Walter Kass
(212) 300-4708